EX 21.1

                        LIST OF REGISTRANTS SUBSIDIARIES





                                                         State or Other Jurisdiction     Owned by
                                                         of Incorporation                Registrant

Centaur Technology, Inc.                                 California                      100
Integrated Device Technology Asia, Ltd.                  Hong Kong                       100
IDT Asia, Ltd.                                           Hong Kong                       100
IDT Europe Limited                                       United Kingdom                  100
IDT France S.A.R.L.                                      France                          100
IDT Foreign Sales Corporation                            Barbados                        100
Integrated Device Technology, AB                         Sweden                          100
Integrated Device Technology, Europe, Inc.               California                      100
Integrated Device Technology GmbH                        Germany                         100
Integrated Device Technology Italia S.r.l.               Italy                           100
Integrated Device Technology (Malaysia) SDN. BHD         Malaysia                        100
Integrated Device Technology Realty Holdings, Inc.       Philippines                     40
Integrated Device Technology Holding, Inc.               Philippines                     40
Integrated Device Technology (Philippines), Inc.         Philippines                     100
Nippon IDT K.K.                                          Japan                           100
Baccarat Silicon, Inc.                                   California                      100



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